C21 INVESTMENTS INC.
RESTRICTED SHARE UNIT PLAN

ARTICLE 1
DEFINITIONS AND INTERPRETATION

1.1 Definitions: For purposes of this Restricted Share Unit Plan, unless such word or term is otherwise defined herein or the context in which such word or term is used herein otherwise requires, the following words and terms with the initial letter or letters thereof capitalized shall have the following meanings:

(a) "Act" means the Business Corporations Act (British Columbia) or its successor, as amended from time to time;

(b) "Affiliate" means any corporation that is an Affiliated Entity of the Company;

(c) "Affiliated Entity" means with respect to the Company, a person or company that controls or is controlled by the Company or that is controlled by the same person or company that controls the Company. A company shall be deemed to be controlled by another person or company or by two or more companies if,

(i) voting securities of the first-mentioned company carrying more than 50 per cent of the votes for the election of directors are held, otherwise than by way of security only, by or for the benefit of the other person or company or by or for the benefit of the other companies; and

(ii) the votes carried by such securities are entitled, if exercised, to elect a majority of the board of directors of the first-mentioned company.

(d) "Associate" where used to indicate a relationship with any person or company, is as defined in the Securities Act (British Columbia), as may be amended from time to time;

(e) "Board" means the board of directors of the Company from time to time;

(f) "Change of Control" means the occurrence of any one or more of the following events:

(i) a consolidation, merger, amalgamation, arrangement or other reorganization or acquisition involving the Company or any of its Affiliates and another corporation or other entity, as a result of which the holders of Common Shares immediately prior to the completion of the transaction hold less than 50% of the outstanding shares of the successor corporation after completion of the transaction;

(ii) the sale, lease, exchange or other disposition, in a single transaction or a series of related transactions, of assets, rights or properties of the Company and/or any of its Subsidiaries which have an aggregate book value greater than 30% of the book value of the assets, rights and properties of the Company and its Subsidiaries on a consolidated basis to any other person or entity, other than a disposition to a wholly-owned Subsidiary of the Company in the course of a reorganization of the assets of the Company and its Subsidiaries;

(iii) a resolution is adopted to wind-up, dissolve or liquidate the Company;

(iv) any person, entity or group of persons or entities acting jointly or in concert (an "Acquiror") acquires or acquires control (including, without limitation, the right to vote or direct the voting) of Voting Securities of the Company which, when added to the Voting Securities owned of record or beneficially by the Acquiror or which the Acquiror has the right to vote or in respect of which the Acquiror has the right to direct the voting, would entitle the Acquiror and/or Associates and/or affiliates of the Acquiror (as such terms are defined in the Act) to cast or to direct the casting of 20% or more of the votes attached to all of the Company's outstanding Voting Securities which may be cast to elect directors of the Company or the successor corporation (regardless of whether a meeting has been called to elect directors);

(v) as a result of or in connection with: (A) a contested election of directors, or; (B) a consolidation, merger, amalgamation, arrangement or other reorganization or acquisitions involving the Company or any of its affiliates and another corporation or other entity, the nominees named in the most recent management information circular of the Company for election to the Board (or replacements designated by such nominees) shall not constitute a majority of the Board; or

(vi) the Board adopts a resolution to the effect that a Change of Control as defined herein has occurred or is imminent.

(g) "Committee" means the Board or if the Board so determines in accordance with Section 2.3 of this Restricted Share Unit Plan, the committee of the Board authorized to administer this Restricted Share Unit Plan, which may include any compensation committee of the Board;

(h) "Common Shares" means the common shares of the Company to be issued from treasury, as adjusted in accordance with the provisions of Article 5 of this Restricted Share Unit Plan;

(i) "Company" means C21 Investments Inc., a corporation existing under the Act;

(j) "Deferred Payment Date" for a Participant means the date after the Restricted Period, which is the earlier of (i) the date which the Participant has elected to defer receipt of Restricted Shares in accordance with Section 3.5 of this Restricted Share Unit Plan; and (ii) the Participant's Retirement Date;

(k) "Designated Affiliate" means the subsidiaries of the Company designated by the Committee from time to time for the purposes of this Restricted Share Unit Plan;

(l) "Eligible Contractors" means individuals, other than Eligible Employees that (i) are engaged to provide, on a bona fide basis, consulting, technical, management or other services (other than services provided in relation to a distribution of securities) to the Company or any Designated Affiliates under a written contract between the Company or the Designated Affiliate and the individual or a company of which the individual consultant is an employee; and (ii) in the reasonable opinion of the Committee, spend or will spend a significant amount of time and attention on the affairs and business of the Company or a Designated Affiliate;

(m) "Eligible Employees" means full-time and part-time employees, including officers, whether directors or not, of the Company or any Designated Affiliate;

(n) "Insider" shall have the meaning ascribed thereto in the Securities Act (British Columbia), other than a person who is an Insider solely by virtue of being a director or senior officer of a Subsidiary of the Company and any Associate of an Insider;

(o) "Market Value" means the average closing price of the Common Shares on the Stock Exchange on the five trading days immediately prior to the date as of which Market Value is determined. If the Common Shares are not trading on the Stock Exchange, then the Market Value shall be determined based on the trading price on such stock exchange or over-the- counter market on which the Common Shares are listed and posted for trading as may be selected for such purpose by the Committee on the date as of which Market Value is determined. In the event that the Common Shares are not listed and posted for trading on any stock exchange or over-the- counter market, the Market Value shall be the fair market value of such Common Shares as determined by the Committee in its sole discretion;

(p) "Participant" means each Eligible Contractor, and Eligible Employee to whom Restricted Share Units are granted;

(q) "Restricted Period" means any period of time during which a Restricted Share Unit is not vested and the Participant holding such Restricted Share Unit remains ineligible to receive Restricted Shares, as determined by the Committee in its absolute discretion; however, such period of time may be reduced or eliminated from time to time and at any time and for any reason as determined by the Committee, including, but not limited to, circumstances involving death or disability of a Participant;

(r) "Restricted Share Unit Grant Letter" has the meaning ascribed thereto in Section

3.3 of this Restricted Share Unit Plan;

(s) "Restricted Share Unit Plan" means this restricted share unit plan, as further described in Article 3 hereof;

(t) "Restricted Share Units" has the meaning ascribed thereto in Section 3.2 of this Restricted Share Unit Plan;

(u) "Restricted Shares" means the Common Shares issuable in satisfaction of Restricted Share Units;

(v) "Retirement" in respect of a Participant means the Participant ceasing to hold any employment (including any directorships) with the Company or any Designated Affiliate after attaining a stipulated age in accordance with the Company's normal retirement policy, or earlier with the Company's consent;

(w) "Retirement Date" means the date that a Participant ceases to hold any employment (including any directorships) with the Company or any Designated Affiliate pursuant to such Participant's Retirement or Termination;

(x) "Stock Exchange" means, the Canadian Securities Exchange;

(y) "Subsidiary" means a corporation which is a subsidiary of the Company as defined under the Act;

(z) "Termination" means: (i) in the case of an Eligible Employee, the termination of the employment of the Eligible Employee with or without cause by the Company or a Designated Affiliate or cessation of employment of the Eligible Employee with the Company or a Designated Affiliate as a result of resignation or otherwise, other than the Retirement of the Eligible Employee; and (ii) in the case of an Eligible Contractor, the termination of the services of the Eligible Contractor by the Company or a Designated Affiliate; and

(aa)  "Voting Securities" means Common Shares and/or any other securities (other than debt securities) that carry a voting right either under all circumstances or under some circumstances that have occurred and are continuing.

1.2 Headings: The headings of all articles, Sections, and paragraphs in this Restricted Share Unit Plan are inserted for convenience of reference only and shall not affect the construction or interpretation of this Restricted Share Unit Plan.

1.3 Context, Construction: Whenever the singular or masculine are used in this Restricted Share Unit Plan, the same shall be construed as being the plural or feminine or neuter or vice versa where the context so requires.

1.4 References to this Restricted Share Unit Plan: The words "hereto", "herein", "hereby", "hereunder", "hereof" and similar expressions mean or refer to this Restricted Share Unit Plan as a whole and not to any particular article, Section, paragraph or other part hereof.

1.5 Canadian Funds: Unless otherwise specifically provided, all references to dollar amounts in this Restricted Share Unit Plan are references to lawful money of Canada.

ARTICLE 2

PURPOSE AND ADMINISTRATION OF THE RESTRICTED SHARE PLAN

2.1 Purpose of the Restricted Share Unit Plan: This Restricted Share Unit Plan provides for the acquisition of Common Shares by Participants for the purpose of advancing the interests of the Company through the motivation, attraction and retention of employees and consultants of the Company and its Designated Affiliates, and to secure for the Company and the shareholders of the Company the benefits inherent in the ownership of Common Shares by key employees and consultants of the Company and its Designated Affiliates, it being generally recognized that restricted share unit plans aid in attracting, retaining and encouraging employees and consultants by offering them the opportunity to acquire a proprietary interest in the Company.

2.2 Administration of the Restricted Share Unit Plan: This Restricted Share Unit Plan shall be administered by the Committee and the Committee shall have full authority to administer this Restricted Share Unit Plan, including the authority to interpret and construe any provision of this Restricted Share Unit Plan and to adopt, amend and rescind such rules and regulations for administering this Restricted Share Unit Plan as the Committee may deem necessary in order to comply with the requirements of this Restricted Share Unit Plan. All actions taken and all interpretations and determinations made by the Committee in good faith shall be final and conclusive and shall be binding on the Participants and the Company. No member of the Committee shall be personally liable for any action taken or determination or interpretation made in good faith in connection with this Restricted Share Unit Plan and all members of the Committee shall, in addition to their rights as directors of the Company, be fully protected, indemnified and held harmless by the Company with respect to any such action taken or determination or interpretation made. The appropriate officers of the Company are hereby authorized and empowered to do all things and execute and deliver all instruments, undertakings and applications and writings as they, in their absolute discretion, consider necessary for the implementation of this Restricted Share Unit Plan and of the rules and regulations established for administering this Restricted Share Unit Plan. All costs incurred in connection with this Restricted Share Unit Plan shall be for the account of the Company.

2.3 Delegation to Committee: All of the powers exercisable hereunder by the Board may, to the extent permitted by applicable law and as determined by resolution of the Board, be exercised by a committee of the Board comprised of not less than three directors, including any compensation committee of the Board.

2.4 Record Keeping: The Company shall maintain a register in which shall be recorded:

(a) the name and address of each Participant in this Restricted Share Unit Plan;

(b) the number of Restricted Share Units granted to each Participant under this Restricted Share Unit Plan;

(c) the number of Restricted Shares issued to each Participant under this Restricted Share Unit Plan;

(d) the date on which the Restricted Share Units were granted and Restricted Shares were issued to each Participant; and

(e) the date of expiry of the Restricted Period or the Deferred Payment Date, as applicable.

2.5 Determination of Participants and Participation: The Committee shall from time to time determine the Participants who may participate in this Restricted Share Unit Plan. The Committee shall from time to time determine the Participants to whom Restricted Share Units shall be granted and the provisions and restrictions with respect to such grant(s), all such determinations to be made in accordance with the terms and conditions of this Restricted Share Unit Plan, and the Committee may take into consideration the present and potential contributions of and the services rendered by the particular Participant to the success of the Company and any other factors which the Committee deems appropriate and relevant.

2.6 Maximum Number of Shares: The maximum number of Common Shares made available for this Restricted Share Unit Plan shall be 750,000 Common Shares, subject to adjustments pursuant to Section 5.6. The aggregate number of Common Shares issuable to Insiders pursuant to Restricted Share Units and all other security based compensation arrangements, at any time, shall not exceed 10% of the total number of Common Shares then outstanding. The aggregate number of Common Shares issued to Insiders pursuant to Restricted Share Units and all other security based compensation arrangements, within a one year period, shall not exceed 10% of the total number of Common Shares then outstanding. The aggregate number of Common Shares reserved for issuance upon the exercise of Restricted Share Units to any one person or entity within any one year period under all security based compensation arrangements shall not exceed 5% of the total number of Common Shares then outstanding. For purposes of this Section 2.6, the number of Common Shares then outstanding shall mean the number of Common Shares outstanding on a non-diluted basis immediately prior to the proposed grant of the applicable Restricted Share Units.

ARTICLE 3
RESTRICTED SHARE PLAN

3.1 Restricted Share Unit Plan: A Restricted Share Unit Plan is hereby established for Eligible Employees and Eligible Contractors.

3.2 Participants: The Committee shall have the right to grant, in its sole and absolute discretion, to any Participant rights ("Restricted Share Units") to acquire from the Company any number of fully paid and non-assessable Common Shares as a discretionary payment in consideration of past services to the Company or as an incentive for future services, subject to this Restricted Share Unit Plan and with such provisions and restrictions as the Committee may determine. Each Restricted Share Unit entitles the holder to receive one Common Share, without payment of additional consideration, at the end of the Restricted Period or, if applicable, at a later Deferred Payment Date, if any, in satisfaction of the holder's entitlement under the Restricted Share Unit, without any further action on the part of the holder of the Restricted Share Unit in accordance with this Article 3.

3.3 Restricted Share Unit Grant Letter: Each grant of a Restricted Share Unit under this Restricted Share Unit Plan shall be evidenced by a Restricted Share Unit grant letter (a "Restricted Share Unit Grant Letter") issued to the Participant by the Company in consideration for past and/or future services. Such Restricted Share Unit Grant Letter shall be subject to all applicable terms and conditions of this Restricted Share Unit Plan and may be subject to any other terms and conditions (including without limitation any recoupment, reimbursement or claw-back compensation policy as may be adopted by the Board from time to time) which are not inconsistent with this Restricted Share Unit Plan and which the Committee deems appropriate for inclusion in a Restricted Share Unit Grant Letter. The provisions of Restricted Share Unit Grant Letters issued under this Restricted Share Unit Plan need not be identical.

3.4 Restricted Period: In connection with the grant of Restricted Share Units to a Participant, the Committee shall determine the Restricted Period applicable to such Restricted Share Units. In addition, at the sole discretion of the Committee, at the time of grant, the Restricted Share Units may be subject to performance conditions to be achieved by the Company, a class of Participants or by a particular Participant on an individual basis, within a Restricted Period, for such Restricted Share Units to entitle the holder thereof to receive the underlying Restricted Shares. Upon the expiry of the applicable Restricted Period (or on the Deferred Payment Date, as applicable), a Restricted Share Unit shall be automatically settled and the underlying Restricted Share shall be issued to the holder of such Restricted Share Unit, which Restricted Share Unit shall then be cancelled. Any Restricted Share Unit which has been granted under the Restricted Share Unit Plan and which has been settled and cancelled in accordance with the terms of the Restricted Share Unit Plan will again be available under the Restricted Share Unit Plan.

3.5 Deferred Payment Date: Participants who are (i) Eligible Employees; (ii) residents of Canada for the purposes of the Income Tax Act (Canada); and (iii) not subject to the provisions of the Internal Revenue Code may elect to defer to receive all or any part of their Restricted Shares until one or more Deferred Payment Dates. Any other Participants may not elect a Deferred Payment Date.

3.6 Prior Notice of Deferred Payment Date: Participants who elect to set a Deferred Payment Date must give the Company written notice of the Deferred Payment Date(s) not later than 60 days prior to the expiration of the Restricted Period. For certainty, Participants shall not be permitted to give any such notice after the day which is 60 days prior to the expiration of the Restricted Period and a notice once given may not be changed or revoked.

3.7 Retirement or Termination during Restricted Period: In the event of the Retirement or Termination of a Participant during the Restricted Period, any Restricted Share Units held by the Participant shall immediately terminate and be of no further force or effect, provided that the Committee has the absolute discretion to waive such termination. Any Restricted Share Unit which has been granted under the Restricted Share Unit Plan and which has been terminated in accordance with the terms of the Restricted Share Unit Plan will again be available under the Restricted Share Unit Plan.

3.8 Retirement or Termination after Restricted Period: In the event of the Retirement or Termination of the Participant following the Restricted Period and prior to a Deferred Payment Date, the Participant shall be entitled to receive and the Company shall issue forthwith Restricted Shares in satisfaction of the Restricted Share Units then held by the Participant. Any Restricted Share Unit which has been granted under the Restricted Share Unit Plan and which has been settled in accordance with the terms of the Restricted Share Unit Plan will again be available under the Restricted Share Unit Plan.

3.9 Payment of Dividends: Subject to the absolute discretion of the Committee, in the event that a dividend (other than share dividend) is declared and paid by the Company on the Common Shares, a Participant may be credited with additional Restricted Share Units. The number of such additional Restricted Share Units, if any, will be calculated by dividing (a) the total amount of the dividends that would have been paid to the Participant if the Restricted Shares issuable upon the settlement of Restricted Share Units had been outstanding Common Shares (and the Participant held no other Common Shares) on the dividend record date, by (b) the Market Value on the date on which such dividends were paid.

3.10 Death or Disability of Participant: In the event of the total disability or death of a Participant, any Restricted Share Units held by the Participant shall vest immediately and the Company shall issue Restricted Shares to the Participant or legal personal representatives of the Participant forthwith in full satisfaction thereof.

3.11 Change of Control: In the event of a Change of Control, all Restricted Share Units outstanding shall vest immediately prior to the Change of Control and be forthwith settled by issuance of Restricted Shares notwithstanding the Restricted Period and any applicable Deferred Payment Date.

3.12 Necessary Approvals: This Restricted Share Unit Plan shall be subject to the approval of the shareholders of the Company to be given by a resolution passed at a meeting of the shareholders of the Company or by a written resolution of all of the shareholders of the Company in accordance with the Act and acceptance by the Stock Exchange or any regulatory authority having jurisdiction over the securities of the Company.

3.13 Optional Exercise Price: Notwithstanding anything else herein, the Committee may determine an exercise price for the Restricted Share Units whereby such price must be paid by a Participant to receive its Restricted Share Units.

ARTICLE 4
WITHHOLDING TAXES

4.1  Withholding Taxes: The Company or any Designated Affiliate may take such steps as are considered necessary or appropriate for the withholding of any taxes or other amounts which the Company or any Designated Affiliate is required by any law or regulation of any governmental authority whatsoever to withhold in connection with any Restricted Share Unit, Common Share, including, without limiting the generality of the foregoing, the withholding of all or any portion of any payment or the withholding of the issue of Common Shares to be issued under this Restricted Share Unit Plan, until such time as the Participant has paid the Company or any Designated Affiliate for any amount which the Company or Designated Affiliate is required to withhold by law with respect to such taxes or other amounts. Without limitation to the foregoing, the Committee may adopt administrative rules under the Plan, which provide for the automatic sale of Restricted Shares (or a portion thereof) in the market upon the issuance of such shares under this Restricted Share Unit Plan on behalf of the Participant to satisfy withholding obligations under the Plan.

ARTICLE 5
GENERAL

5.1 Term of the Restricted Share Unit Plan: This Restricted Share Unit Plan shall become effective on the date on which it is approved by the shareholders of the Company and shall remain in effect until it is terminated by the Board.

5.2 Amendment of the Restricted Share Unit Plan: The Committee may from time to time in the absolute discretion of the Committee (without shareholder approval) amend, modify and change the provisions of this Restricted Share Unit Plan, including, without limitation:

(a) amendments of a house keeping nature; and

(b) the change to the Restricted Period of any Restricted Share Unit.

(c) However, other than as set out above, any amendment, modification or change to the provisions of this Restricted Share Unit Plan which would:

(d) materially increase the benefits of the holder under this Restricted Share Unit Plan to the detriment of the Company and its shareholders;

(e) increase the number of Common Shares or maximum percentage of Common Shares, other than by virtue of Sections 5.6 and 5.8 of this Restricted Share Unit Plan, which may be issued pursuant to this Restricted Share Unit Plan;

(f) reduce the range of amendments requiring shareholder approval contemplated in this Section 5.2;

(g) change the insider participation limits which would result in shareholder approval to be required on a disinterested basis;

(h) permit Restricted Share Units to be transferred other than for normal estate settlement purposes; or

(i) materially modify the requirements as to eligibility for participation in this Restricted Share Unit Plan;

shall only be effective upon such amendment, modification or change being approved by the shareholders of the Company. In addition, any such amendment, modification or change of any provision of this Restricted Share Unit Plan shall be subject to the approval, if required, by any regulatory authority having jurisdiction over the securities of the Company.

5.3 Non-Assignable: Except as otherwise may be expressly provided for under this Restricted Share Unit Plan or pursuant to a will or by the laws of descent and distribution, no Restricted Share Unit and no other right or interest of a Participant is assignable or transferable.

5.4 Rights as a Shareholder: No holder of any Restricted Share Units shall have any rights as a shareholder of the Company by virtue of holding Restricted Share Units. Except as provided for in Section 3.9 and subject to Section 5.6, no holder of any Restricted Share Units shall be entitled to receive, and no adjustment shall be made for, any dividends, distributions or any other rights declared for shareholders of the Company.

5.5 No Contract of Employment: Nothing contained in this Restricted Share Unit Plan shall confer or be deemed to confer upon any Participant the right to continue in the employment of, or to provide services to, the Company or any Designated Affiliate nor interfere or be deemed to interfere in any way with any right of the Company or any Designated Affiliate to discharge any Participant at any time for any reason whatsoever, with or without cause. Participation in this Restricted Share Unit Plan by a Participant shall be voluntary. Notwithstanding the foregoing, unless a Participant otherwise informs the Company in writing, each Participant agrees to be bound by the terms of this Restricted Share Unit Plan and any applicable Restricted Share Unit Grant Letter with respect to Restricted Share Units granted to such Participant.

5.6 Adjustment in Number of Shares Subject to the Restricted Share Unit Plan: In the event there is any change in the Common Shares, whether by reason of a share dividend, consolidation, subdivision, reclassification or otherwise, an appropriate adjustment shall be made by the Committee in:

(a) the number of Common Shares available under this Restricted Share Unit Plan; and

(b) the number of Common Shares subject to any Restricted Share Units.

If the foregoing adjustment shall result in a fractional Common Share, the fraction shall be disregarded. All such adjustments shall be conclusive, final and binding for all purposes of this Restricted Share Unit Plan.

5.7 No Representation or Warranty: The Company makes no representation or warranty as to the future market value of any Common Shares issued in accordance with the provisions of this Restricted Share Unit Plan.

5.8 Compliance with Applicable Law: If any provision of this Restricted Share Unit Plan or any Restricted Share Unit contravenes any law or any order, policy, by-law or regulation of any regulatory body having jurisdiction, then such provision shall be deemed to be amended to the extent necessary to bring such provision into compliance therewith.

5.9 Interpretation: This Restricted Share Unit Plan shall be governed by and construed in accordance with the laws of the Province of Ontario.

5.10 Effective Date: This Restricted Share Unit Plan is effective as of July 17, 2018.